Exhibit 3.1

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

MONTAGE TECHNOLOGY GROUP LIMITED

(adopted by a special resolution dated September 17, 2009 and amended by a special resolution dated August 13, 2013)

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

MONTAGE TECHNOLOGY GROUP LIMITED

(adopted by a special resolution dated September 17, 2009)

1.	The name of the Company is Montage Technology Group Limited.

2.

The registered office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, 4th Floor, Scotia Centre, P. O. Box 2804, George Town, Grand Cayman, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The share capital of the Company is US$555,115.99 divided into 67,011,599 Ordinary Shares of par value US$0.005 each and 44,011,599 Preferred Shares of par value US$0.005 each. The Preferred Shares are subdivided into four series designated Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares, of par value US$0.005 each. 12,000,000 Preferred Shares are hereby designated Series A Preferred Shares, 11,703,540 Preferred Shares are hereby designated Series B Preferred Shares, 11,379,273 Preferred Shares are hereby designated Series B-1 Preferred Shares, and 8,928,786 Preferred Shares are hereby designated as Series B-2 Preferred Shares.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

MONTAGE TECHNOLOGY GROUP LIMITED

(adopted by a special resolution dated September 17, 2009 and amended by a special resolution dated August 13, 2013)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board” or “Board of Directors”	mean the Board of Directors of the Company.

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Initial Public Offering” or “IPO”	means the first firmly underwritten listing or registered public offering by the Company of its Ordinary Shares under the U.S. Securities Act of 1933, as amended, or such other applicable securities laws

“Key Shareholder”	means each of Howard Yang (and his immediate family members), Stephen Tai (and his immediate family members), Larry Wu and Shawn Si.

“Liquidation Event”	means any transaction (treating any series of related transactions as a “transaction”) involving: (i) the sale or conveyance by the Company, or its primary operating subsidiary, of all or substantially all of its assets (including the sale or exclusive licensing of all or substantially all the intellectual property assets of the Company, or its primary operating subsidiary, or any dissolution, liquidation, winding up, bankruptcy reorganization, whether voluntary or involuntary; (ii) any merger, amalgamation, scheme of arrangement, consolidation or other acquisition of the Company or its primary operating subsidiary (other than for the sole purpose of changing the corporate domicile); provided, however, that the holders of the Company’s stock prior to the transaction own or control less than a majority of the as-converted voting power of the surviving entity’s securities after such transaction (or, in the case of a merger, amalgamation, scheme of arrangement, consolidiation, or other acquisition of the Company’s primary operating subsidiary, the Company owns or controls less than a majority of the as-if converted voting power of such subsidiary after such transaction); or (iii) any transaction as a result of which persons, other than those holders of the Company’s capital stock prior to the transaction own or control a majority of the as-converted voting power of the surviving entity’s securities after such transaction, other than a transaction primarily for financing purposes.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast calculated in accordance with Article 54.

“Ordinary Share”	means an ordinary share of U.S. $0.005 par value in the capital of the Company having the rights attaching to it set out herein.

“Preferred Share”	means a preferred share of any series of U.S. $0.005 par value in the capital of the Company having the rights attaching to it set out herein, including Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares.

“Qualified IPO”	means the earlier to occur of (i) the listing of all Ordinary Shares of the Company on The Nasdaq Global Market or Global Select Market (“Nasdaq”), the Main Board of the Hong Kong Stock Exchange or any other major international stock exchange approved by holders of at least a majority of the Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares, voting together as a single class, at a listing price of at least US$5 per Ordinary Share and (ii) a firm commitment underwritten public offering of the Company’s Ordinary Shares pursuant to an effective registration statement on Form F-1 under the Securities Act, at an offering price to the public of at least $5.00 per Ordinary Share, resulting in aggregate cash proceeds to the Company of at least $50,000,000 (net of underwriting discounts and commissions).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Securities Act”	means the U.S. Securities Act of 1933, as amended.

“Series A Preferred Share”	means a Preferred Share designated as a Series A Preferred Share on allotment and issue having the rights, privileges and preferences attaching to it set out herein.

“Series B Preferred Share”	means a Preferred Share designated as a Series B Preferred Share on allotment and issue having the rights, privileges and preferences attaching to it set out herein.

“Series B-1 Preferred Share”	means a Preferred Share designated as a Series B-1 Preferred Share on allotment and issue having the rights, privileges and preferences attaching to it set out herein.

“Series B-2 Preferred Share”	means a Preferred Share designated as a Series B-2 Preferred Share on allotment and issue having the rights, privileges and preferences attaching to it set out herein.

“Series B Purchase Agreement”	means the Montage Technology Group Limited Share Purchase Agreement dated June 19, 2006 among the Company and purchasers listed on Exhibit A thereto in relation to Series B Preferred Shares of the Company, as amended from time to time.

“Series B-2 Purchase Agreement”	means the Montage Technology Group Limited Share and Warrant Purchase Agreement dated on or around September 18, 2009 among the Company and purchasers listed on Exhibit A thereto in relation to Series B-2 Preferred Shares of the Company, as amended from time to time.

“Series B Subscription Price”	means, with respect to each Series B Preferred Share, the actual price paid by the initial holder to the Company for the subscription of such Series B Preferred Share.

“Series B-1 Subscription Price”	means, with respect to each Series B-1 Preferred Share, the actual price paid by the initial holder to the Company for the subscription of such Series B-1 Preferred Share.

“Series B-2 Subscription Price”	means US$1.5994 per Series B-2 Preferred Share; provided, however, that if any Series B-2 Warrant is exercised, the Series B-2 Subscription Price shall be adjusted to be the weighted average price based on the number of Series B-2 Preferred Shares outstanding (including Series B-2 Preferred Shares issued upon exercise of Series B-2 Warrant) at the time of such calculation (such adjusted Series B-2 Subscription Price, the “Adjusted Series B-2 Subscription Price”).

“Series B-2 Warrants”	means the warrants to purchase the Series B-2 Preferred Shares issued by the Company pursuant to the Series B-2 Purchase Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Special Resolution”	means a resolution passed by a two thirds majority of votes cast calculated in accordance with Article 54 or, where passed by resolution in writing, by all Members entitled to vote as provided in Article 45.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations, partnerships, limited liability companies or other business organizations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8	Section 8 of the Electronic Transaction Law shall not apply.

COMMENCEMENT OF BUSINESS

3.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

4.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the applicable approval requirements under Article 7 and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares. The Preferred Shares may be allotted and issued from time to time in one or more series. In the event that any Preferred Shares shall be converted pursuant to Article 7.3 hereof, the Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

6.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

7.	Certain rights, preferences, privileges and limitations of the Preferred Shares of the Company are as follows:

7.1 (a)	Dividends. Subject to the Statute and these Articles, the holders of Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares shall be entitled to receive Dividends, on a pari passu basis with each other, out of any assets legally available therefore, prior and in preference to any Dividends paid on the Series A Preferred Shares or Ordinary Shares, at 8% of the Series B Subscription Price, the Series B-1 Subscription Price and the Series B-2 Subscription Price, as applicable. Such Dividends shall be payable only when, as and if declared by the Board. Such Dividends shall not be cumulative, and no rights shall accrue to holders of Series B Preferred Shares, Series B-1 Preferred Shares or Series B-2 Preferred Shares by reason of the fact that Dividends on such Shares are not declared in any prior year.

(b)	No Dividends shall be paid on or declared and set aside for any Series A Preferred Share or Ordinary Share during any fiscal year until the Dividends set forth in Article 7.1(a) above have been paid with respect to the Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares in such fiscal year.

(c)

Subject to the Statute and these Articles, the holders of Series A Preferred Shares shall be entitled to receive Dividends, out of any assets legally available therefore, prior and in preference to any Dividends paid on the Ordinary Shares, at the rate of U.S.$0.04 per share, for each outstanding Series A Preferred Share (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares). Such Dividends shall be payable only when, as and if declared by the Board.

Such Dividends shall not be cumulative, and no rights shall accrue to holders of Series A Preferred Shares by reason of the fact that Dividends on such Shares are not declared or paid in any prior year.

(d)	No Dividends (other than those payable in Ordinary Shares or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional Ordinary Shares of the Company) shall be paid on or declared and set aside for any Ordinary Share during any fiscal year until the Dividends set forth in Article 7.1(a) and (c) above have been paid with respect to the Series B Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series A Preferred Shares, respectively, in such fiscal year.

(e)	After the holders of Preferred Shares have received their dividend preference as set forth above, any Dividends declared by the Board out of funds legally available therefor shall, subject to the Statute and these Articles, be shared ratably among the holders of Ordinary Shares; provided, however, that any non-cash Dividends shall be shared ratably among the holders of Ordinary Shares and the holders of Preferred Shares on an as-if-converted basis.

(f)	In the event the Company shall declare a distribution payable in securities of other persons, assets (excluding cash Dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of the Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Shares were the holders of the number of Ordinary Shares of the Company into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

(g)	All declared but unpaid dividends shall be payable immediately prior to (i) a Liquidation Event or (ii) the consummation of a Qualified IPO.

7.2	Liquidation Preference.

(a)	In the event of any Liquidation Event, the holders of Preferred Shares and Ordinary Shares shall, subject to the Statute and these Articles, and, with respect to the liquidation preference of the Series B Preferred Shares, Series B-1 Preferred Shares or Series B-2 Preferred Shares, unless waived by the holders of at least 75% of the Series B Preferred Shares, 75% of the Series B-1 Preferred Shares, or 75% of the Series B-2 Preferred Shares (as applicable), be entitled to receive and the Company shall distribute, subject to the Statute and these Articles, assets and funds to its members as follows:

(i)	the holders of Series B-2 Preferred Shares shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of the Series B-1 Preferred Shares, Series B Preferred Shares, Series A Preferred Shares or Ordinary Shares, and any other equity securities of the Company, by reason of their ownership thereof, an amount equal to 100% of the Series B-2 Subscription Price per Series B-2 Preferred Share (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) then held by them, plus all declared but unpaid Dividends on such Shares. If upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Series B-2 Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the Company legally available for distribution to them shall, subject to the Statute and these Articles, be distributed ratably among the holders of Series B-2 Preferred Shares in proportion to the full preferential amount to which each such holder would otherwise be entitled.

(ii)	following full payment of the preferential amount to the holders of the Series B-2 Preferred Shares as set forth in Article 7.2(a)(i) above, the holders of Series B-1 Preferred Shares shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of the Series B Preferred Shares, Series A Preferred Shares or Ordinary Shares, and any other equity securities of the Company (other than the Series B-2 Preferred Shares), by reason of their ownership thereof, an amount equal to 100% of the Series B-1 Subscription Price per Series B-1 Preferred Share (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) then held by them, plus all declared but unpaid Dividends on such Shares. If upon the occurrence of a Liquidation Event and after payment in full of the preferential amount to the holders of Series B-2 Preferred Shares pursuant to Article 7.2(a)(i) above, the assets and funds available to be distributed among the holders of Series B-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the Company legally available for distribution to them shall, subject to the Statute and these Articles, be distributed ratably among the holders of Series B-1 Preferred Shares in proportion to the full preferential amount to which each such holder would otherwise be entitled.

(iii)	following full payment of the preferential amount to the holders of the Series B-2 Preferred Shares and the Series B-1 Preferred Shares as set forth in Articles 7.2(a)(i) and 7.2(a)(ii) above, the holders of Series B Preferred Shares shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of the Series A Preferred Shares or Ordinary Shares, and any other equity securities of the Company (other than the Series B-1 Preferred Shares and the Series B-2 Preferred Shares), by reason of their ownership thereof, an amount equal to 100% of the Series B Subscription Price per Series B Preferred Share (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) then held by them, plus all declared but unpaid Dividends on such Shares. If upon the occurrence of a Liquidation Event and after payment in full of the preferential amounts to the holders of Series B-2 Preferred Shares pursuant to Article 7.2(a)(i) above and Series B-1 Preferred Shares pursuant to Articles 7(2)(ii) above, the assets and funds available to be distributed among the holders of Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the Company legally available for distribution to them shall, subject to the Statute and these Articles, be distributed ratably among the holders of Series B Preferred Shares in proportion to the full preferential amount to which each such holder would otherwise be entitled.

(iv)	Following full payment of the preferential amount to the holders of the Series B Preferred Shares, Series B-1 Preferred Shares and the Series B-2 Preferred Shares as set forth in Articles 7.2(a)(i) through 7.2(a)(iii) above, the holders of Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of the Ordinary Shares, and any other equity securities of the Company (other than the Series A Preferred Share, Series B-1 Preferred Shares and the Series B-2 Preferred Shares), by reason of their ownership thereof, an amount equal to U.S.$0.50 per Series A Preferred Share (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) then held by them, plus all declared but unpaid Dividends on such Shares. If upon the occurrence of a Liquidation Event and after payment in full of the preferential amounts to the holders of Series B-2 Preferred Shares, Series B-1 Preferred Shares and Series B Preferred Shares pursuant to Article 7.2(a)(i) through Articles 7(2)(iii) above, the assets and funds available to be distributed among the holders of Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the Company legally available for distribution to them shall, subject to the Statute and these Articles, be distributed ratably among the holders of Series A Preferred Shares in proportion to the full preferential amount to which each such holder would otherwise be entitled.

(v)	Upon completion of the distributions required by Articles 7.2(a)(i) through 7.2(a)(iv) above, all of the remaining assets of the Company, if any, shall, subject to the Statute and these Articles, be distributed ratably to the holders of the Ordinary Shares and Preferred Shares (on an as if converted basis).

(b)	In the event of a Liquidation Event, if the consideration received by the Company or its shareholders is other than cash, its value will be deemed its fair market value as determined (unless otherwise provided for herein) in good faith by the Board.

(c)	In the event the requirements of this Article 7.2 cannot lawfully be complied with, the Company shall forthwith either cause the closing of the transaction(s) constituting the Liquidation Event to be postponed until such requirements have been complied with, or cancel such transaction(s).

(d)	If a Liquidation Event occurs that does not as a corporate matter constitute a liquidation, dissolution or winding up of the Company (a “Winding Up”), then the distributions to be made to Members pursuant to this Article 7.2 shall be effected by way of a repurchase of shares following the occurrence of such Liquidation Event for a repurchase price per share equivalent to the sums that would have been payable per share pursuant to this Article 7.2 if such events were a Winding Up provided, however, that the Company may issue one share to such person or persons as the Company may direct to ensure that the Company at all times maintains an issued share capital.

7.3	Conversion. The holders of Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)

Right to Convert. Subject to Article 7.3(c) below, each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share at the office of the Company or any transfer agent for such Share, into such number of fully paid and non-assessable Ordinary Shares as is determined as follows: (1) With respect to a Series B Preferred Share by dividing (i) the Series B Subscription Price (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) by the Series B Conversion Price applicable to such Series B Preferred Share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion; (2) with respect to a Series B-1 Preferred Share by dividing (i) the Series B-1 Subscription Price (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) by the Series B-1 Conversion Price applicable to such Series B-1 Preferred

Share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion; (3) with respect to a Series B-2 Preferred Share by dividing (i) the applicable Series B-2 Subscription Price (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) by the Series B-2 Conversion Price applicable to such Series B-2 Preferred Share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion; and (4) with respect to a Series A Preferred Share by dividing (i) U.S.$0.50 (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares) by the Series A Conversion Price applicable to such Series A Preferred Share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series B Conversion Price” per Series B Preferred Share shall be the Series B Subscription Price. The initial “Series B-1 Conversion Price” per Series B-1 Preferred Share shall be the Series B-1 Subscription Price. The initial “Series B-2 Conversion Price” per Series B-2 Preferred Share shall be the applicable Series B-2 Subscription Price. The initial “Series A Conversion Price” per Series A Preferred Share shall be U.S. $0.50. Such initial Conversion Prices shall be subject to adjustment as set forth in this Article 7.3.

(b)	Automatic Conversion. Each Preferred Share shall be converted automatically, and without any further action by the holders thereof, into Ordinary Shares at the Series B Conversion Price, the Series B-1 Conversion Price, Series B-2 Conversion Price or the Series A Conversion Price, as applicable, at the time in effect for such Share immediately upon the earlier of: (i) a Qualified IPO and (ii) (x) with respect to the Series B Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares, the date specified by written consent or agreement of the holders of at least 75% of the then outstanding Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares (voting together as a single class) and (iii) with respect to Series A Preferred Shares, the date specified by written consent or agreement of the holders of at least 75% of the then outstanding Series A Preferred Shares.

(c)

Mechanics of Conversion. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor at the office of the Company or of any transfer agent for such Share and shall give written notice by mail or courier, postage or freight prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall effect such conversion by the redemption of the Preferred Shares to be converted followed by the allotment and issue of such number of Ordinary Shares receivable upon such conversion. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of

Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. Unless otherwise designated in writing by the holder of such Preferred Shares, if the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering and the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

(d)	Adjustments to Preferred Conversion Price for Diluting Issuances.

(i)	Special Definition. “Additional Ordinary Shares” shall mean all Ordinary Shares issued (or, pursuant to Article 7.3(d)(iii), deemed to be issued) by the Company after the date of first issuance of a Series B-2 Preferred Share, other than:

(aa)	Ordinary Shares or options therefore issuable or issued to employees, directors, officers or consultants of the Company (or any of its subsidiaries) pursuant to a stock option plan or restricted stock plan or any similar equity incentive plan (collectively, the “Option Plan”) approved from time to time by the Board (including the approval of the Series B Directors (as defined in Article 67)),

(bb)	securities issued pursuant to a stock split, subdivision, recapitalization or similar transaction, or dividend or other distribution payable in additional Ordinary Shares or other securities or rights exercisable for or convertible into Ordinary Shares, or pursuant to any event for which adjustment is made pursuant to Article 7.3(e) or 7.3(f) hereof;

(cc)	Ordinary Shares issued or issuable upon conversion of the Preferred Shares or upon the conversion or exercise of convertible or exercisable securities outstanding on the date of, and immediately following, the adoption of these Articles;

(dd)	securities issued by the Company in connection with the licensing or acquisition of technology or intellectual property by the Company and entered into primarily for non-equity financing purposes and approved by the Board (including the approval of the Series B Directors);

(ee)	securities issued by the Company in connection with the acquisition of or by the Company of or by another entity, whether by merger, amalgamation, consolidation, reorganization, scheme of arrangement, purchase or sale of all or substantially all of the assets, sale or exchange of shares or otherwise, where such acquisition is approved by the Board (including the approval of the Series B Directors);

(ff)	securities issued or issuable by the Company in connection with a strategic corporate partner arrangement, corporate collaboration, investment, and/or the acquisition of other assets, properties or other entities entered into primarily for non-equity financing purposes, if approved by the Board (including the approval of the Series B Directors);

(gg)	securities issued or issuable by the Company to suppliers or third party service providers in connection with the provision of bona fide goods or services pursuant to transactions approved by the Board (including the approval of the Series B Directors);

(hh)	securities issued by the Company in connection with general or equipment financings, bank financings, real estate leases, joint ventures or similar transactions entered into primarily for non-equity financing purposes and approved by the Board (including the approval of the Series B Directors);

(ii)	Ordinary Shares issued or issuable in a public offering before or in connection with which all outstanding Preferred Shares will be converted to Ordinary Shares or upon the exercise of warrants or cover-allotment options granted to underwriters in connection with such offering;

(jj)	securities issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board (including the approval of the Series B Directors);

(kk)	Ordinary Shares or other securities that are expressly determined not to be Additional Ordinary Shares hereunder by holders of at least 75% of the Series B Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares then outstanding, voting together as a single class on an as-converted basis;

(ll)	Series B-2 Preferred Shares issued under the Share Purchase Agreement, and Ordinary Shares issuable upon conversion of such shares; and

(mm)	Series B-2 Warrants issued under the Share Purchase Agreement and the Series B-2 Preferred Shares issued or issuable upon exercise of the Series B-2 Warrants.

(ii)	No Adjustment of Applicable Conversion Price. No adjustment in the applicable Conversion Price for the Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per Share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to such issuance, as provided for by Article 7.3(d)(iv) below. No adjustment in the applicable Conversion Price otherwise required by this Article 7.3 shall affect any Ordinary Shares issued upon conversion of a Preferred Share prior to such adjustment.

(iii)

Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the date on which the first Series B-2 Preferred Share is issued shall issue any rights, options or warrants to acquire Ordinary Shares (“Options”) or securities convertible into, exercisable for or exchangeable for Ordinary Shares (“Convertible Securities”) or shall fix a record date for the determination of holders of any series of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per Share (determined pursuant to Article 7.3(d)(v) hereof) of such Additional Ordinary

Shares would be less than the applicable Conversion Price, as provided for by Article 7.3(d)(iv), in effect on the date of and immediately prior to such issue or record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(aa)	no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(bb)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(cc)	no readjustment pursuant to clause (bb) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of: (i) the applicable Conversion Price on the original adjustment date or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date;

(dd)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible

Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(ii)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 7.3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(ee)	if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Article 7.3(d)(iii) as of the actual date of their issuance.

(iv)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares and Upon Exercise of Series B-2 Warrants.

(aa)

In the event of an issuance of Additional Ordinary Shares at any time after the date on which the first Series B-2 Preferred Share is issued for a consideration per Share less than the Series B Conversion Price, Series B-1 Conversion Price or the Series A Conversion Price, as applicable, the Series B Conversion Price, the Series B-1 Conversion Price or the Series A Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the sum of the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares issuable upon conversion of Preferred Shares and exercise of all Options and Convertible Securities outstanding immediately prior to such issue plus the number of Ordinary Shares that the aggregate consideration received by the Company for the total number of Additional Ordinary Shares so issued would purchase at the Series B Conversion Price, Series B-1 Conversion Price or the Series A Conversion Price, as applicable, and the denominator of which shall be the sum of the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares issuable upon conversion of Preferred Shares and exercise of all Options and Convertible Securities outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued.

(bb)	In the event of an issuance of Additional Ordinary Shares at any time after the date on which the first Series B-2 Preferred Share is issued without consideration or for a consideration per Share less than the applicable Series B-2 Conversion Price, the Series B-2 Conversion Price, shall be reduced, concurrently with such issue, to a price equal to the consideration per share received by the Company for such issue or deemed issue of the Additional Ordinary Shares; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of US$0.01 of consideration for all such Additional Ordinary Shares issued or deemed to be issued.

(cc)

In the event of an issuance of any Series B-2 Preferred Shares upon the exercise of any Series B-2 Warrant, which issuance results in the Adjusted Series B-2 Subscription Price that is less than the then effective Series B Conversion Price or the Series B-1 Conversion Price, as applicable, the Series B Conversion Price or the Series B-1 Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price determined by multiplying the applicable Series B Conversion Price or Series B-1 Conversion Price by a fraction, the numerator of which shall be the sum of the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares issuable upon conversion of all Preferred Shares and exercise of all Options and Convertible Securities outstanding immediately prior to such issue plus the number of Ordinary Shares that the aggregate consideration received by the Company for the issue of Series B-2 Preferred Shares and such additional number of Series B-2 Preferred Shares issued upon the exercise of the Series B-2 Warrant (or number of Ordinary Shares issuable upon exercise of such Series B-2 Preferred Shares) would purchase at the Series B Conversion Price or Series B-1 Conversion Price, as applicable, and the denominator of which shall be the sum of the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares issuable upon conversion of Preferred Shares and exercise of all Options and Convertible Securities outstanding immediately prior to such issue plus the number of such additional Series B-2 Preferred Shares issued upon exercise of the Series B-2 Warrant.

(v)	Determination of Consideration. For purposes of this Article 7.3(d), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(aa)	Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued Dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any Additional Ordinary Shares;

(ii)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)	in the event Additional Ordinary Shares are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as reasonably determined in good faith by the Board.

(bb)	Options and Convertible Securities. The consideration per Share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article

7.3(d)(iii) hereof, relating to Options and Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (aa) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (ii) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)	Adjustments for Share Dividends, Subdivisions or Combinations of Ordinary Shares. In the event that the Company at any time after the date on which the first Series B-2 Preferred Share is issued shall declare or pay without consideration any Dividends on the Ordinary Shares payable in Ordinary Shares or in any right to acquire Ordinary Shares, or in the event the outstanding Ordinary Shares shall be subdivided (by share split or otherwise than by payment of a Dividend in Ordinary Shares and without a corresponding adjustment to the Preferred Shares), into a greater number of Ordinary Shares, the applicable Conversion Price for the Preferred Shares in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined (by reclassification or otherwise) into a lesser number of Ordinary Shares and without a corresponding adjustment to the Preferred Shares, the Conversion Price for the Preferred Shares in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)

Adjustments for Reclassification, Exchange and Substitution. Subject to Article 7.3(b) hereinabove, if the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of Shares of any other series of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of Shares provided for above), then, concurrently with the effectiveness of such reorganization or reclassification, each Preferred Share shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of Shares of such other series of Shares which a holder of the number of Ordinary Shares deliverable upon conversion of such Preferred Shares immediately before that change would have been entitled to receive in such reorganization or reclassification.

(g)	No Impairment. Subject to the right of the Company to amend its Memorandum and its Articles or take any other corporate action upon obtaining the necessary approvals required by these Articles and applicable law, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 7.3 and in the taking of all such action as may be necessary or appropriate to protect the Conversion Rights of the holders of Preferred Shares against impairment.

(h)	No Fractional Shares and Certificate as to Adjustments.

(i)	No fractional Shares shall be issued upon the conversion of any Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole Share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(ii)	Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price for the Preferred pursuant to this Article 7.3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property that at the time would be received upon the conversion of a Series A Preferred Share, a Series B Preferred Share or a Series B-1 Preferred Share, as the case may be.

(i)	Notices of Record Date. If the Company shall propose at any time:

(i)	to declare any Dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash Dividend and whether or not out of earnings or earned surplus;

(ii)	to offer for subscription pro rata to the holders of any class or series of its Shares any additional Shares of any class or series or other rights;

(iii)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(iv)	to enter into a merger, amalgamation, consolidation, scheme of arrangement or other business combination with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, unless such notice is waived in its entirety or the period for notice shortened with the written consent of holders of a majority of the then outstanding Preferred Shares, voting as a separate series, the Company shall send to the holders of the Preferred Shares at least thirty (30) days’ prior written notice of the date on which a record shall be taken for such Dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.

Each such written notice shall be given by registered first class mail, postage prepaid, return receipt requested addressed to the holders of the Preferred Shares at the address for each such holder as shown on the Register of Members.

(j)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Share capital, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of Shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles and each shareholder agrees to give such approval if requested by the Company.

(k)	Notice. Any notice required by the provisions of this Article 7.3 to be given to the holders of Preferred Shares shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means permitted under applicable law to the address of each holder of record at the holder’s address appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

7.4	Voting Rights. Each holder of any Preferred Shares shall be entitled to the number of votes equal to that number of Ordinary Shares into which such Preferred Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with these Articles, and shall be entitled to vote, together with holders of Ordinary Shares and not as a separate class (except as specifically provided herein or as otherwise required by law), with respect to any question upon which holders of Ordinary Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded down to the nearest whole number.

7.5	Protective Provisions.

(a)	So long as any Series B Preferred Shares, Series B-1 Preferred Shares or any Series B-2 Preferred Shares are outstanding, the Company shall not, without first obtaining the approval by vote or written consent of the Board (including the approval of the Series B Directors, and, solely with respect to item (x) below, the Series A Director):

(i)

redeem, repurchase, or acquire, directly or indirectly, any capital shares of the Company, other than repurchases of Ordinary Shares pursuant to Article 18 and the repurchases of Ordinary Shares issued to or held by officers, directors, employees or consultants providing services to the Company or any subsidiary, upon termination of services to the Company, pursuant to the Company’s standard provisions and at or below the original purchase price of such shares (“Termination Repurchases”);

(ii)	increase or decrease the number of Ordinary Shares authorized under the Company’s stock option plan;

(iii)	issue or grant any shares, options, or other securities of the Company or any of its subsidiaries to any Key Shareholder, whether in connection with an employment agreement or otherwise;

(iv)	approve any guarantee or agreement by the Company to indemnify any other person against any loss or liability, other than commercially reasonable warranties or indemnification granted to suppliers, customers and employees in the ordinary course of business;

(v)	grant any mortgage, pledge, hypothecation, or other security interest over all or substantially all of the Company’s assets or properties, whether tangible or intangible;

(vi)	enter into any purchase, lease, sale, or other transaction by the Company involving real property, except for a lease or termination of a lease of reasonable commercial office space for use by the Company and/or its affiliates;

(vii)	borrow or incur indebtedness of the Company or its subsidiaries (including indebtedness in the form of the assumption or guaranty of indebtedness of any other person) which (A) is not in the ordinary course of business or in the business plan approved by the Board, or (B) cumulatively with all other borrowing, indebtedness of the Company in excess of $1,000,000 in the aggregate at any time;

(viii)	enter into any transaction or series of related transactions between the Company or any of its subsidiaries and any Key Shareholder, director, officer, employee, consultant or affiliate of the Company (or any person related to or in which any director, officer, employee, consultant or affiliate of the Company holds a financial interest) (A) which involves a loan or advance of any kind (other than reasonable advances for travel expenses); (B) which is not in the ordinary course of business or in the most recent business plan approved by Board; or (C) in which the aggregate value given or received exceeds $50,000 individually or $150,000 in the aggregate during any 12-month period;

(ix)	enter into any loan, advance, or extension of credit by the Company or its subsidiaries (A) not in the ordinary course of business or in the most recent business plan approved by the Board, or (B) which cumulatively with all other loans and extensions of credit by the Companies exceeds $500,000 in the aggregate at any time;

(x)	appoint or remove the Chief Executive Officer, Chief Operating Officer, Managing Director, General Manager, Chief Financial Officer, or Chief Technology Officer of the Company, or increase the compensation of any of the five most highly compensated employees of the Company by more than 15% in any 12-month period (excluding, for purposes of this calculation, bonuses paid in accordance with the Company’s budget);

(xi)	change the auditors of the Company or any material accounting policy of the Company;

(xii)	delegate any authority in respect of any of the foregoing matters to any committee of the Board;

(xiii)	enter into any agreement, commitment, or corporate resolution to do any of the foregoing;

(xiv)	take any action that will in the good faith opinion of the Company’s counsel result in taxation of the holders of the Series B Preferred Shares, Series B-1 Preferred Shares or Series B-2 Preferred Shares under Section 305 of the United States Internal Revenue Code of 1986, as amended; or

(xv)	authorize and issue any securities of the Company in connection with any strategic transaction, corporate collaboration or legal settlement to which the Company is a party.

(b)	So long as any Series B Preferred Shares, any Series B-1 Preferred Shares, or any Series B-2 Preferred Shares are outstanding, without first obtaining the approval by vote or written consent of the holders of at least two-thirds (2/3) of the sum of all of the then outstanding Series B Preferred Shares, all of the then outstanding Series B-1 Preferred Shares and all of the Series B-2 Preferred Shares, all of such series voting together as a single class on an as-converted basis, the Company shall not, and will not permit any of its subsidiaries to:

(i)	amend the Memorandum or these Articles or other constitutional documents of the Company;

(ii)	increase or decrease the authorized number of Preferred Shares, or amend or alter the rights, privileges and protections of the Series B Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares;

(iii)	authorize, designate, reclassify or issue any Shares or any equity securities convertible or exchangeable into Shares ranking senior to or on parity with the Series B Preferred Shares, the Series B-1 Preferred Shares or the Series B-2 Preferred Shares with respect to liquidation, redemption, dividend rights and other rights, privileges and preferences of the Series B Preferred Shares, the Series B-1 Preferred Shares or the Series B-2 Preferred Shares;

(iv)	change the authorized number, manner of election, or term of office of Directors;

(v)	declare or pay any dividend or distribution on any Shares or any equity security convertible or exchangeable into Shares ranking junior to the Series B Preferred Shares, the Series B-1 Preferred Shares or the Series B-2 Preferred Shares in liquidation, redemption, or dividend rights or privileges; or redeem or repurchase any shares ranking junior to the Series B Preferred Shares, the Series B-1 Preferred Shares or the Series B-2 Preferred Shares in liquidation, redemption, or dividend rights or privileges except Termination Repurchases;

(vi)	enter into or agree to enter into any transaction or series of transactions that would constitute a Liquidation Event; or

(vii)	approve any material change to the Company’s fundamental business plan or strategy.

(viii)	undertake or enter into any agreement to undertake an Initial Public Offering of Shares unless approved by a majority vote of the Board of Directors of the Company, which majority shall include at least one (1) of the Series B Directors.

(c)	Without limiting any voting requirements or protections with respect to the Series B Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares above, in addition to the approval of the Board, the prior written consent of holders of at least two-thirds (2/3) of the outstanding Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares, all four series voting together as a single class on an as-converted basis, is required to authorize or issue, or obligate the Company to authorize or issue, any new class or series of equity securities of the Company or any majority-owned subsidiary of the Company.

8.	Reserved.

REGISTER OF MEMBERS

9.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required by Article 42 or the books of the Company, or to vote in person or by proxy at any meeting of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

10.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide that the Register of Members shall be closed for transfers for a stated period that shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting.

11.	In lieu of, or apart from, closing the Register of Members, the Board may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any Dividend.

12.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Board declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.	A Member shall only be entitled to a share certificate if the Board resolves that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Board may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Board may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.	Subject to the provisions of these Articles and any member agreements, to effect the transfer of any Shares, the instrument of transfer with respect to such Shares shall be executed in accordance with the provision of this Article 16. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Board so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members. The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended for more than forty five (45) days in any year.

17.	Reserved.

REDEMPTION

18.

18.1

Redemption of Series B-2 Preferred Shares. Subject to the provisions in the Statute and the terms and conditions of this Section 18, the Company shall, upon the receiving, at any time after January 1, 2014 (the “B-2 Redemption Availability Date”), a written request for the redemption of the Series B-2 Preferred Shares signed by the holders of at least two-thirds (2/3) of the then outstanding Series B-2 Preferred Shares (the “B-2 Redemption Request”), redeem from funds legally available therefor at the redemption price therefor described in Article 18.3, on a date (the “B-2 Redemption Date”) that is within 90 days following its receipt of such written B-2 Redemption Request, all Series B-2 Preferred Shares that are outstanding on the date the Company receives such first written Redemption Request, until all outstanding Series B-2 Preferred Shares have been redeemed. Notwithstanding the foregoing, if upon the B-2 Redemption Date, the funds and assets of the Company legally available to redeem such stock shall be insufficient to redeem all outstanding Series B-2 Preferred Shares to be redeemed, then the Company shall redeem such number of Series B-2 Preferred Shares as it is able to redeem pro rata from each holder, and any unredeemed shares shall be carried forward and shall be redeemed at the earliest date upon which the Company has funds lawfully available to continue redemption of such unredeemed shares, to the full extent of legally available funds of the Company at such time, and any such unredeemed shares shall continue to be so carried forward until redeemed. The Series B-2 Preferred Shares that are subject to redemption hereunder but that have not been redeemed due to insufficient legally available funds and assets of the Company shall continue to be outstanding and entitled to all dividend, liquidation, and other rights, preferences, privileges and restrictions of the Series B-2 Preferred Shares until such shares have been converted or redeemed.

18.2	Redemption of Series B Preferred Shares and Series B-1 Preferred Shares. Subject to the provisions in the Statute and the terms and conditions of this Section 18, the Company shall, upon the receiving, at any time after the January 1, 2014 (the “B/B-1 Redemption Availability Date”), a written request for the redemption of (i) the Series B Preferred Shares and Series B-1 Preferred Shares signed by the holders of at least two-thirds (2/3) of the then outstanding shares of the Series B Preferred Shares and the Series B-1 Preferred Shares, both series voting together as a single class (“B/B-1 Redemption Request”), redeem from funds legally available therefor at the redemption price therefor described in Article 18.3, on a date (the “B/B-1 Redemption Date”) that is within 90 days following its receipt of such written B/B-1 Redemption Request, all Series B Preferred Shares and Series B-1 Preferred Shares that are outstanding on the date the Company receives such first written B/B-1 Redemption Request, until all outstanding Series B Preferred Shares and Series B-1 Preferred Shares have been redeemed. Notwithstanding the foregoing, if upon the B/B-1 Redemption Date, the funds and assets of the Company legally available to redeem such stock shall be insufficient to redeem all outstanding Series B Preferred Shares and Series B-1 Preferred Shares to be redeemed, then the Company shall redeem such number of Series B Preferred Shares and Series B-1 Preferred Shares as it is able to redeem pro rata from each holder, and any unredeemed shares shall be carried forward and shall be redeemed at the earliest date upon which the Company has funds lawfully available to continue redemption of such unredeemed shares, to the full extent of legally available funds of the Company at such time, and any such unredeemed shares shall continue to be so carried forward until redeemed. The Series B Preferred Shares and the Series B-1 Preferred Shares that are subject to redemption hereunder but that have not been redeemed due to insufficient legally available funds and assets of the Company shall continue to be outstanding and entitled to all dividend, liquidation, and other rights, preferences, privileges and restrictions of the Series B Preferred Shares and Series B-1 Preferred Shares until such shares have been converted or redeemed.

18.3	Redemption Price. The redemption price for each Series B Preferred Share, Series B-1 Preferred Share and Series B-2 Preferred Share redeemed under Articles 18.1 and 18.2 above, respectively, shall be an amount equal to 130% of the Series B Subscription Price, Series B-1 Subscription Price or the Series B-2 Subscription Price (as applicable) per share, plus all declared and unpaid dividends thereon (as appropriately adjusted for any stock splits, stock dividends, reorganizations or the like).

18.4	Redemption Notice. At least 20 but no more than 60 days prior to the Redemption Date, written notice shall be mailed by the Company to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Shares, the Series B-1 Preferred Shares and/or the Series B-2 Preferred Shares to be redeemed (as applicable), at the address last shown on the records of the corporation for such holder or given by the holder in writing to the corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the corporation is located, notifying such holder of the redemption to be effected, the redemption price, the number of such holder’s Series B Preferred Shares, Series B-1 Preferred Shares or Series B-2 Preferred Shares (as applicable) to be redeemed, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (each such notice is referred to herein as the “Redemption Notice”).

18.5	Surrender of Certificates. On or before the Redemption Date, each holder of Series B Preferred Shares, Series B-1 Preferred Shares and/or Series B-2 Preferred Shares (as applicable) to be redeemed on such Redemption Date shall surrender the certificate(s) representing such shares to be redeemed to the Company, in the manner and at the place designated in the relevant Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the corporation shall promptly issue a new certificate representing the unredeemed shares.

18.6	Effect of Redemption. If the relevant Redemption Notice has been duly given, and if on the relevant Redemption Date the redemption price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the Series B Preferred Shares, the Series B-1 Preferred Shares or the Series B-2 Preferred Shares (as applicable) so called for redemption shall not have been surrendered, all dividends with respect to such shares shall cease to accrue after the relevant Redemption Date, such shares shall not thereafter be transferred on the corporation’s books and all of the rights of the holders of such shares with respect to such shares shall terminate after the relevant Redemption Date, except only the right of the holders to receive the redemption price therefor without interest upon surrender of their certificate(s) therefor.

19.	Subject to the provisions of the Statute and the applicable Board and/or shareholder approval provisions of Article 7.5, the Company may repurchase its own Ordinary Shares registered in the name of a person who is or was a Director, officer, employee or consultant of the Company and who has acquired such Ordinary Shares pursuant to a purchase agreement entered into by the Company with such person that allows for the repurchase thereof, such repurchase to be effected to the extent, in the manner and at the time or times, provided for in such agreement, it being expressly recognised that the foregoing constitutes the authorization of a manner of purchase of the Shares as contemplated by section 37(3)(d) of the Statute.

20.	Subject to the provisions of the Statute and Article 7 (and without prejudice to the authority contained in Article 19), the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

21.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

22.	Subject to the applicable shareholder and/or Board approval provisions of Article 7.5, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued Shares of that class and the holders of a majority of the issued Shares of any other class that the Board, in their absolute discretion (such determination to be conclusive) determine, may be affected by such variation.

23.	The rights conferred upon the holders of the Shares shall not, unless otherwise expressly provided by the terms of issue of the Shares, be deemed to be varied by the creation or issue of further Shares ranking senior thereto or pari passu therewith and the provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of shares except the necessary quorum shall be one or more persons holding or representing by proxy at least a majority of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a roll.

COMMISSION ON SALE OF SHARES

24.	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF INTERESTS

25.	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

26.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

27.	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board, elect either to become the holder of the Share or to have some person nominated by him or her as the transferee. If he or she elects to become the holder, he or she shall give notice to the Company to that effect but the Board shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy, as the case may be.

28.	If the person so becoming entitled shall elect to be registered as holder such person shall deliver or send to the Company a notice in writing signed by such person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

ALTERATION OF CAPITAL

29.	Subject to the applicable shareholder and/or Board approval provisions of Article 7.5, the Company may by Ordinary Resolution:

29.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

29.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

29.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

29.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

30.	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to applicable shareholder and/or Board approval provisions of Article 7.5, the Company may by Special Resolution:

30.1	change its name;

30.2	alter or add to these Articles;

30.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

30.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

31.	Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its Registered Office.

GENERAL MEETINGS

32.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

33.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the first Wednesday in June of each year at ten o’clock in the morning. At these meetings, the report of the Board (if any) shall be presented.

34.	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

35.	The Board may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

36.	A Members requisition is a requisition of (i) Members of the Company holding at the date of deposit of the requisition not less than a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote at general meetings of the Company, or (ii) Members holding at the time of the requisition, Preferred Shares representing a majority of the Preferred Shares of any series then outstanding.

37.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

38.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

39.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

40.	At least three (3) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote thereat.

41.	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

42.	The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

43.	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The holders of a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorised representative shall be a quorum.

44.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

45.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

45.1	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

45.2	in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 54) (or, being companies, signed by their duly authorised representative).

46.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company represented at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote thereat.

47.	The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

48.	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

49.

A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least (i) a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote at the meeting, or (ii) Preferred Shares representing a majority of the Preferred Shares of any series then outstanding, demand a poll.

50.	Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51.	The demand for a poll may be withdrawn.

52.	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

54.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together as a single series on all matters submitted to a vote of Members. Each Ordinary Share issued and outstanding shall have one vote and each Preferred Share issued and outstanding shall have the number of votes equal to the number of Ordinary Shares into which such Preferred Shares are then convertible pursuant to Article 7.3.

55.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

56.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his or her committee, receiver, curator bonis or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

57.	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

58.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

59.	On a poll or on a show of hands, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

60.	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

61.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting. The chairman may in any event, at his or her discretion, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

65.	Any corporation or other non-natural person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

66.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

67.	The Board shall consist of seven Directors. The holders of a majority of the Ordinary Shares, voting as a single class, shall be entitled to elect two Directors. The holders of a majority of the Series A Preferred Shares, voting as a single class, shall be entitled to elect one Director (the “Series A Director”). The holders of a majority of the Series B Preferred Shares, plus the Series B-1 Preferred Shares, plus the Series B-2 Preferred Shares, voting together as a single class on an as-converted basis, shall be entitled to elect two Directors (the “Series B Directors”). The holders of a majority of the Ordinary Shares and holders of a majority of the Preferred Shares, with the Ordinary Shares and the Preferred Shares voting as separate classes (and the holders of the Preferred Shares voting together as a single class on an as-converted basis), shall be entitled to elect two Directors (the “Independent Directors”).

POWERS OF DIRECTORS

68.	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of Members holding a majority of the aggregate voting power of all shares (whether Preferred or Ordinary) effect the sale of all or substantially all of the assets of the Company, or assets of any of its subsidiaries, to any person other than a wholly-owned subsidiary of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Board that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

69.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall determine by resolution.

70.	The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

71.	The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture share, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

72.	The office of a Director shall be vacated if:

72.1	a Director gives notice in writing to the Company that he or she resigns the office of Director; or

72.2	if the Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

72.3	if the Director is found to be or becomes of unsound mind;

72.4	any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Shares of such specified group, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board caused as a result of one or more of the events set out in Article 72.1 to 72.3 of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of the holders of a majority of the Shares of such specified group given at a special meeting of such Members or by an action by written consent, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

73.	At all meetings of the Board at least four of Directors elected in accordance with Article 67 (including in such Directors the Series B Directors) shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present. If only one Director is elected, such sole Director shall constitute a quorum.

74.	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit.

75.	A person may participate in a meeting of the Board or committees thereof by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Board, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

76.	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

77.	Meetings of the Board may be called by the President or Chief Executive Officer on forty-eight (48) hours’ notice to each Director, either personally or by mail or by facsimile; meetings shall be called by the President, Chief Executive Officer or the Secretary in like manner and on like notice on the written request of one (1) Director unless the Board consists of only one Director; in which case meetings shall be called by the President, Chief Executive Officer or Secretary in like manner or on like notice on the written request of the sole Director.

78.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

79.	The Directors may elect a chairman of their Board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

80.	All acts done by any meeting of the Board or of a committee thereof shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

81.	A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

82.	Subject to Article 85, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

83.	Subject to Article 85, a Director may act by him or herself or his or her firm in a professional capacity for the Company and such firm shall be entitled to remuneration for professional services as if such Director were not a Director.

84.	Subject to Article 85, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

85.	In addition to any further restrictions set forth in these Articles, no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, so long as the requirements of Section 144 of the General Corporation Law of the State of Delaware in the United States of America (as the same shall be amended hereafter from time to time, and as the same is interpreted through applicable case law) are satisfied with respect to such Interested Transaction as if the Company were a corporation organized under the laws of the State of Delaware and subject to such Section 144.

MINUTES

86.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

87.

The Directors may approve the delegation of any of their powers to any committee consisting of one or more Directors. The Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Directors. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Directors when required. The Directors may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such person provided that the appointment of a managing director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

88.	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

89.	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

90.	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

91.	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

92.	The Company in a general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

93.	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or otherwise in connection with the business of the Company in their capacity as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

94.	The Directors may by resolution approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

95.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

96.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

97.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

98.	Subject to the Statute and these Articles and Article 7.1, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the assets of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

99.	All Dividends and distributions shall be declared and paid according to the provisions of Articles 7 and 8.

100.	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

101.	Subject to the provisions of Articles 7 and 8, the Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

102.	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

103.	No Dividend or distribution shall bear interest against the Company.

104.	Any Dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend that remains unclaimed after a period of six (6) years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

105.

Subject to the applicable shareholder and/or Board approval and provisions of Article 7.5, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

106.	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors (either explicitly or implicitly by authorizing the Company to enter into an agreement or contract in which such rights are conferred) or the Company in general meeting.

107.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

108.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

109.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

110.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

111.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, fax or e-mail to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if send by post from one country to another, is to be sent airmail.

112.	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the seventh day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail, service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

113.	A notice may be given by the Company to the person or persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

114.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

115.	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

116.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed in accordance with Articles 7 and 8.

117.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute and subject to the applicable approval provisions of Articles 7 and 8, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

118.	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the wilful neglect or wilful default of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article 118 shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

119.	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default respectively.

FINANCIAL YEAR

120.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

121.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.